Exhibit 10.14

NEXT FUEL, INC.

2011 EQUITY COMPENSATION PLAN

Effective as of November 1, 2011
NEXT FUEL, INC.
2011 EQUITY COMPENSATION PLAN

ARTICLE I - GENERAL PROVISIONS

1.1
The Plan is designed, for the benefit of the Company, to attract and retain for the Company personnel of exceptional ability; to motivate such personnel through added incentives to make a maximum contribution to greater profitability; to develop and maintain a highly competent management team; and to be competitive with other companies with respect to equity compensation.

1.2	Awards under the Plan may be made to Participants in the form of (i) Incentive Stock Options, (ii) Nonqualified Stock Options; (iii) Restricted Stock, and/or (iv) Unrestricted Stock Awards.

1.3	The Plan shall be effective November1, 2011 (the "Effective Date").

ARTICLE II - DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

2.1	"Agreement" or "Award Agreement" means the written agreement evidencing each Award granted to a Participant under the Plan.

2.2
"Authorized Maximum Plan Stock" means One Million (1,000,000) shares of Stock, which, subject to adjustment pursuant to Section 3.10 of the Plan, is the maximum number of shares of Stock issuable pursuant to all Awards under the Plan.

2.3	"Award" means an award granted to a Participant of a Stock Option or Restricted Stock or a Stock Award or any combination thereof.

2.4	"Board" means the Board of Directors or other governing body of the Company.

2.5
"Cause" shall mean an act or acts or omission or omissions by a Participant involving (a) the use for profit or disclosure to unauthorized persons of Confidential Information or Trade Secrets of the Company, a Parent or a Subsidiary, or Confidential Information or Trade Secrets of any third person to which the Company, or Parent or a Subsidiary owes an obligation of confidentiality, (b) the breach in any material respect of any contract or agreement with the Company, a Parent or a Subsidiary, or (c) the willful or reckless failure to comply in any material respect with any policy of the Company, a Parent or a Subsidiary after the policy has been communicated to Participant, or (d) the willful or reckless failure to comply with any lawful directive of an officer or the Board, after oral or written notice and reasonable opportunity to cure such failure, or (e) the willful or reckless falsification of financial or other information Participant is aware is likely to be provided to the Board, a committee, or the independent accounting firm of the Company, a Parent or a Subsidiary or to any potential investor in the Company, a Parent or a Subsidiary or the intentional or reckless withholding of information, which is necessary to cause information Participant is aware is likely to be provided to any of the foregoing to be misleading in any material respect, or (f) within a reasonable time after discovery of  any false or misleading information having been provided to any officer, director, shareholder or potential investor in the Company, a Parent or a Subsidiary or to any independent auditor of the Company, a Parent or a Subsidiary, Participant shall have failed to report the same to the Chief Executive Officer or Chief Financial Officer of the Company, or to the Board of Directors of the Company if  Participant has reason to believe the Chief Financial Officer or Chief Executive Officer prepared the false or misleading information, or was aware of its false or misleading nature, or (g) the violation of any fiduciary obligation to the Company, a Parent or a Subsidiary, or (h) the unlawful trading in the securities of the Company, a Parent or a Subsidiary, or of another Company based on information gained as a result of the performance of services for the Company, a Parent or a Subsidiary, or (i) a felony conviction or the failure to contest prosecution of a felony, or (j) willful or reckless misconduct that has an adverse effect on the Company, a Parent or a Subsidiary, or (k) dishonesty, embezzlement, fraud, deceit, or other unlawful acts.

2.6
"Change in Control" shall be deemed to have occurred if, after the class of securities then subject to this Agreement becomes publicly traded, (i) the direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Act and Regulation 13D thereunder) of fifty percent (50%) or more of the class of securities then subject to this Agreement is acquired or becomes held by any person or group of persons (within the meaning of Section 13(d)(3) of the Act), but excluding the Company and any employee benefit plan sponsored or maintained by the Company, or (ii) assets or earning power constituting more than fifty percent (50%) of the assets or earning power of the Company and its subsidiaries (taken as a whole) is sold, mortgaged, leased or otherwise transferred, in one or more transactions not in the ordinary course of the Company's business, to any such person or group of persons; provided, however, that a Change in Control shall not be deemed to have occurred upon an investment by one or more venture capital funds, Small Business Investment Companies (as defined in the Small Business Investment Act of 1958, as amended) or other financial investors in one or more capital-raising transactions.  For the purposes of this Agreement, the class of securities then subject to this Agreement shall be deemed to be "publicly traded" if such stock is listed or admitted to unlisted trading privileges on a national securities exchange or as to which sales or bid and offer quotations are reported in the automated system operated by the National Association of Securities Dealers, Inc.

2.7
"Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.  All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

"Committee" means the committee consisting of two or more members of the Board as may be appointed by the Board to administer this Plan pursuant to Article III or for such limited purposes as may be provided by the Board.  In the event the Board does not appoint such committee, all references to the "Committee" herein shall mean the Board.  Notwithstanding the foregoing to the extent the Board includes a sufficient number of members, the membership of the Committee shall consist entirely of three or more individuals (a) who are outside directors as defined in Treasury Regulation section 1.162-27(e)(3)(i), (b) who are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, (c) who do not receive remuneration from Company or any Related Entity in any capacity other than as a director, except as permitted under Treasury Regulation section 1.162-27(e)(3), and (d) who are independent directors within the meaning of the rules and regulations of any and all national securities exchanges or quotation services on which the securities of the Company are traded or quoted.

"Company" means NEXT FUEL, INC.. a Nevada corporation, and its successors and assigns.

2.8
"Confidential Information" means (a) information of the Company, a Parent or a Subsidiary to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, a Parent or a Subsidiary, (ii) possesses an element of value to the Company, a Parent or a Subsidiary, (iii) is not generally known to competitors of the Company, a Parent or a Subsidiary, and (iv) would damage the Company, a Parent or a Subsidiary if disclosed, and (b) information of any third party provided to the Company, a Parent or a Subsidiary which the Company, a Parent or a Subsidiary is obligated to treat as confidential.  Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers, and (vi) information concerning financial structure and methods and procedures of operation.  Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

2.9
"Corporate Reorganization" means the happening of any one (1) or more of the following events:  (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation involving the Company, unless (A) the transaction involves only the Company and one or more of a Parent or a Subsidiary; or (B) the stockholders who had the power to elect a majority of the Board of the Company immediately prior to the transaction have the power to elect a majority of the Board of the surviving entity immediately following the transaction; (iii) the sale of all or substantially all of the assets of the Company to another person or business entity; or (iv) an acquisition of Company stock, unless the shareholders who had the power to elect a majority of the Board of the Company immediately prior to the acquisition have the power to elect a majority of the Board of the Company immediately following the transaction; provided, however, that a Corporate Reorganization shall not be deemed to have occurred upon an investment by one or more venture capital funds, Small Business Investment Companies (as defined in the Small Business Investment Act of 1958, as amended) or other financial investors in one or more capital-raising transactions.

2.10
"Disability," with respect to any Incentive Stock Option, means disability as determined under Code section 422(e)(3), and with respect to any other Award, means (i) with respect to a Participant who is eligible to participate in the Employer's program of long-term disability insurance, if any, a condition with respect to which the Participant is entitled to commence benefits under such program of long-term disability insurance, or (ii) with respect to any Participant (including a Participant who is eligible to participate in the Employer's program of long-term disability insurance, if any), a disability as determined under procedures established by the Committee or in any Award.

2.11
"Eligible Participant" means an Employee of the Employer (including an officer), as shall be determined by the Committee, as well as any other person or entity, including a non-employee officer or member of the Board or a consultant who provides or has provided services to the Employer, subject to limitations as may be provided by the Code, the Exchange Act or the Committee, as shall be determined by the Committee.

2.12	"Employee" means a common law employee of the Company, a Subsidiary or a Parent.

2.13
"Employer" means the Company and any Parent or Subsidiary (within the meaning of Code sections 424(e) and (f)) during any relevant period.  With respect to all purposes of the Plan, including, but not limited to, the establishment, amendment, termination, operation and administration of the Plan, the Company shall be authorized to act on behalf of all other entities included within the definition of "Employer."

2.14
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute.  All citations to sections of the Exchange Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

2.15	"Fair Market Value" means the value of a share of Stock, as determined in good faith by the Committee; provided, however, that

(a)           if the Stock is listed on a national securities exchange, Fair Market Value on a date shall be the closing sale price reported for the Stock on such exchange on such date if at least 100 shares of Stock were sold on such date or, if fewer than 100 shares of stock were sold on such date, then Fair Market Value on such date shall be the closing sale price reported for the Stock on such exchange on the last prior date on which at least 100 shares were sold, all as reported in The Wall Street Journal or such other source as the Committee deems reliable; and

(b)           if the Stock is not listed on a national securities exchange but is admitted to quotation on the National Association of Securities Dealers Automated Quotation System or other comparable quotation system other than the Over the Counter Bulletin Board, Fair Market Value on a date shall be the last sale price reported for the Stock on such system on such date if at least 100 shares of Stock were sold on such date or, if fewer than 100 shares of Stock were sold on such date, then Fair Market Value on such date shall be the average of the high bid and low asked prices reported for the Stock on such system on such date or, if no shares of Stock were sold on such date, then Fair Market Value on such date shall be the last sale price reported for the Stock on such system on the last date on which at least 100 shares of Stock were sold, all as reported in The Wall Street Journal or such other source as the Committee deems reliable; and

(c)           If the Stock is not traded on a national securities exchange or reported by a national quotation system, if the Stock is quoted on the Over-the Counter Bulletin Board or if any broker-dealer makes a market for the Stock, then the Fair Market Value of the Stock on a date shall be the average of the highest and lowest quoted selling prices of the Stock in such market on such date if at least 100 shares of Stock were sold on such date or, if fewer than 100 shares of Stock were sold on such date, then Fair Market Value on such date shall be the average of the high bid and low asked prices for the Stock in such market on such date or, if no prices are quoted on such date, then Fair Market Value on such date shall be the average of the highest and lowest quoted selling prices of the Stock in such market on the last date on which at least 100 shares of Stock were sold.

(d)           if the Stock is not traded on any national securities exchange or reported on any national quotation system and if no broker-dealer makes a market in the Stock, then the Fair Market Value of the Stock shall be the value determined by the Committee using any reasonable means selected by the Committee.

Further, in all cases, the Committee shall determine Fair Market Value in connection with an Incentive Stock Option in accordance with Code section 422 and the rules and regulations thereunder and, except in otherwise permitted by the Plan, shall determine Fair Market Value for all options in accordance with Code Section 409A and the rules and regulations thereunder.

2.16	"Forfeiture Activities" means, with respect to a Participant, any of the following:

(a)           Trade Secrets & Confidential Information.  Such Participant (i) uses, discloses, or reverse engineers the Trade Secrets or the Confidential Information for any purpose other than the Company's business, except as authorized in writing by the Company; or (ii) after Participant's cessation of services for the Company, retains Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Participant's possession or control, or destroys, deletes, or alters the Trade Secrets or Confidential Information without the Company's prior written consent.  The Forfeiture Activities under this subsection (a) shall: (i) with regard to the Trade Secrets, remain in effect and be applicable as long as the information constitutes a Trade Secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect and be applicable during the Forfeiture Period.

(b)           Solicitation of Customers.  During the Forfeiture Period of such Participant, the Participant directly or indirectly solicits any customer of the Company for the purpose of selling or providing any goods or services competitive with the business then conducted by the Company, provided that such Participant had contact with such Customer.  Nothing in this subsection shall be construed to include customers of the Company (i) which such Participant never sold or provided any goods or services to while employed by the Company, (ii) that explicitly severed it business relationship with the Company unless such Participant, directly or indirectly, caused or encouraged the Customer to sever the relationship, or (iii) which product line or service line the Company no longer offers.  The restrictions set forth in this subsection (b) apply only to the customers with whom the Participant had contact.

(c)           Solicitation of Forfeiture Period Employees.  During the Forfeiture Period of such Participant, the Participant, directly or indirectly, solicits, recruits or induces any Forfeiture Period Employee to (a) terminate his employment relationship with the Company or (b) work for any other person or entity engaged in the business then conducted by the Company; provided, however, this subsection  shall only apply if such Participant had material interaction with such Forfeiture Period Employee, or if such Participant, directly or indirectly, supervised such Forfeiture Period Employee.

(d)           Violations of Agreements or Policies.  The Participant shall (i) violate any of Participant's covenants or agreements in any agreement between Participant and the Company, a Parent or a Subsidiary, whether or not the agreement refers to this Plan, or (ii) violate in any material respect any policy or rule of the Company approved by the Board of Directors of the Company and communicated to Participant directly or indirectly in any manner.

(e)           Acts or Omissions Constituting Cause.  The Participant's act or omission that constitutes Cause, as defined in this Plan or in any other agreement between Participant and the Company, a Parent or a Subsidiary, whether or not the same results in a Termination of Service or in a Substantial Reduction of Service.

(f)  and Substantial Reduction of Service Agreements.  Participant's refusal to execute and deliver, or unreasonable delay in executing and delivering, a liability release, non-disparagement release or other agreement requested by the Company, a Subsidiary or a Parent in connection with any Termination of Service or a Substantial Reduction of Service.

(g)           Other Agreements.  Participant's refusal to execute and deliver, or unreasonable delay in executing and delivering, any agreement the Board determines is appropriate to facilitate an investment in the Company, a Parent or Subsidiary or any public offering by public offering by, sale, merger, acquisition, Change of Control or Corporate Reorganization of,  the Company, a Parent or Subsidiary, including, without limitation, any voting agreement, form of proxy, first refusal or first offer agreement, "drag along" agreement, "tag along" agreement, "market standoff" or "lock-up" agreement, confidentiality agreement, non-competition agreement, non-solicitation agreement, liability release agreement, or assignment of intellectual property rights.

2.17
"Forfeiture Period" means, with respect to a Participant, the time period during which such Participant is employed with, consulting for, serving as an officer or director of, or is otherwise performing services for, the Company, a Parent or a Subsidiary, and for a period of three (3) years thereafter.

2.18
"Forfeiture Period Employee" means any Person who (a) is employed by the Company at the time Participant ceases to perform services for the Company, or (b) was employed by the Company during the last year in which Participant performed services for the Company (or during the period in which the Participant performed services for the Company if the Participant performed services for the Company for less than a year).

2.19
"Insider" means an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.20	"Incentive Stock Option" means a Stock Option granted to an Eligible Participant under Article IV of the Plan.

2.21	"Nonqualified Stock Option" means a Stock Option granted to an Eligible Participant under Article V of the Plan.

2.22	"Option Grant Date" means, as to any Stock Option, the latest of:

(a)           the date on which the Committee takes action to grant the Stock Option to the Participant, and the material terms of the Stock Option, including price and numbers of shares, or the formula or other means for determining price and numbers of shares, provided that the delegation of other terms (such as contract language) to be determined by officers or advisors shall not delay the Grant Date;

(b)           the date the Participant receiving the Stock Option becomes an employee of the Employer, to the extent employment status is a condition of the grant or a requirement of the Code or the Act; or

(c)           such other date (later than the dates described in (a) and (b) above) as the Committee may designate, including, without limitation, the date of satisfaction of conditions to the grants established by the Committee.

2.23
"Outside Director" means a Director who is not an Employee and who qualifies as (a) a "non-employee director" under Rule 16b-3(b)(3) under the Exchange Act, as amended from time to time, and (b) an "outside director" under Code §162(m) and the regulations promulgated thereunder.

2.24
"Parent" means any entity (other than the Company employing a Participant) in an unbroken chain of entities ending with the entity employing a Participant if, at the time of the granting of the Award, each of the entities other than the Company employing the Participant owns securities possessing fifty percent (50%) or more of the total combined voting power of all classes of securities in one of the other entities in such chain.  However, for purposes of interpreting any Award Agreement issued under this Plan as of a date of determination, Parent shall mean any entity (other than the entity employing a Participant) in an unbroken chain of entities ending with the entity employing a Participant if, at the time of the granting of the Award and thereafter through such date of determination, each of the entities other than the entity employing the Participant owns securities possessing fifty percent (50%) or more of the total combined voting power of all classes of securities in one of the other entity in such chain.

2.25
"Participant" means an Eligible Participant to whom an Award has been granted and who has entered into an Agreement evidencing the Award. Participant means an individual who receives an Award hereunder.

2.26	"Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code §162(m).

2.27	"Plan" means the Company's 2011 Equity Compensation Plan, as amended from time to time.

2.28
"Public Offering" means any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act including the Company's initial public offering.

2.29
"Restricted Stock" means an Award of Stock under Article VII of the Plan, which Stock is issued with the restriction the Stock will be forfeited and/or that the holder may not sell, transfer, pledge, or assign such Stock and with such other restrictions as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to vote such Stock, and the right to receive any cash dividends, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.30	"Restriction Period" means the period commencing on the date an Award of Restricted Stock is granted and ending on such date as the Committee shall determine.

2.31	"Retirement" means retirement from active employment with the Employer, as determined by the Committee.

2.32
"Securities Act" means the Securities Act of 1933, as amended, and any successor statute.  All citations to sections of the Securities Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

2.33	"Stock" means shares of common stock of the Company as may be adjusted pursuant to the provisions of Section 3.10.

2.34	"Stock Award" means an Award of Stock granted as payment of compensation, as provided in Article VIII of the Plan.

2.35
"Stock Option" means an Incentive Stock Option granted under Article IV or a Nonqualified Stock Option granted under Article V herein.  A Stock Option granted under the Plan shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option and, in the absence of such designation, shall be treated as a Nonqualified Stock Option.

2.36
"Subsidiary" means any entity (other than the entity employing such Participant) in an unbroken chain of entities beginning with the entity employing such Participant if, at the time of the granting of the Award, each of the entities other than the last entity in the unbroken chain owns securities possessing fifty percent (50%) or more of the total combined voting power of all classes of securities in one of the other entities in such chain.  However, for purposes of interpreting any Award Agreement issued under this Plan as of a date of determination, Subsidiary shall mean any entity (other than the entity employing such Participant) in an unbroken chain of entities beginning with the entity employing such Participant if, at the time of the granting of the Award and thereafter through such date of determination, each of the entities other than the last entity in the unbroken chain owns securities possessing fifty percent (50%) or more of the total combined voting power of all classes of securities in one of the other entities in such chain.

2.37
"Substantial Reduction of Service" means a material change or decrease in responsibilities or time commitment of Participant or other event deprives the Company, or any Parent or Subsidiary of the full benefits of Participant's services contemplated at the time an Award was granted.  A Substantial Reduction of Service shall be deemed to have occurred when and if determined by the Board or the Committee in its sole discretion.  Within ninety (90) days after the determination, the Company shall inform Participant of the determination of the Board or Committee that a Substantial Reduction of Service has occurred.

2.38
"Termination of Service" means, with respect to a Participant, the discontinuance of the Participant's service relationship with the Employer, including but not limited to service as an employee of the Employer, as a non-employee member of the board of directors or other governing body of any entity constituting the Employer, as an independent contractor performing services for the Employer, or as a consultant to the Employer.  Except to the extent provided otherwise in an Agreement or determined otherwise by the Committee, a Termination of Service shall not be deemed to have occurred if the capacity in which the Participant provides service to the Employer changes (for example, a change from consultant status to employee status) or if the Participant transfers among the various entities constituting the Employer, so long as there is no interruption in the provision of service by the Participant to the Employer.  The determination of whether a Participant has incurred a Termination of Service shall be made by the Committee in its discretion.  A Participant shall not be deemed to have incurred a Termination of Service if the Participant is on military leave, sick leave, or other bona fide leave of absence approved by the Employer of 90 days or fewer (or any longer period during which the Participant is guaranteed reemployment by statute or contract.)  In the event a Participant's leave of absence exceeds this period, he will be deemed to have incurred a Termination of Service on the day following the expiration date of such period.  Notwithstanding the foregoing, the determination of whether a Termination of Service has occurred with respect to an Incentive Stock Option shall be made consistent with Code section 422 and section 409A of the Code.

2.39
"Trade Secrets" means information of the Company, a Parent or a Subsidiary or any of their licensors, suppliers, clients, customers and other third parties, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers (a) which is not commonly known by or available to the public and (b) which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

ARTICLE III - ADMINISTRATION

3.1
Stockholder Approval.  This Plan shall be subject to the approval of the stockholders of the Company within twelve (12) months after the date on which this Plan is adopted by the Board, disregarding any contingencies or delayed effective date relative to such adoption.  In the event that stockholder approval of this Plan is not obtained, or in the event that this Plan is not subjected to the approval of the stockholders, then any Awards granted under this Plan shall nonetheless be deemed granted pursuant to the authority of the Board; provided, however, any such Option granted which was intended to be an Incentive Stock Option shall instead be a Nonqualified Stock Option.  Should this Plan be rejected by the stockholders after being submitted to the stockholders for their approval, the Plan shall immediately terminate at that time, and no further grants shall be made under this Plan thereafter.  Notwithstanding the foregoing, no Incentive Stock Option shall be exercisable prior to the date that stockholder approval of this Plan is obtained unless the Participant recipient of such Incentive Stock Option agrees that the Incentive stock Option shall instead be treated as a Nonqualified Stock Option for all purposes, and any exercise of an Incentive Stock Option  by an Participant prior to the date that stockholder approval of this Plan is obtained shall automatically be deemed to be such an agreement by the exercising Participant.

3.2
Committee.  This Plan shall be administered by the Committee.  The Committee, in its discretion, may delegate to one or more of its members such of its powers as it deems appropriate.  The Committee also may limit the power of any member of the Committee to the extent necessary to comply with rule 16b-3 under the Act, Code section 162(m) or any other law or for any other purpose.  The Board may appoint originally, and as vacancies occur, the members of the Committee who shall serve at the pleasure of the Board.  The Board may serve as the Committee if by the terms of the Plan all Board members are otherwise eligible to serve on the Committee.  To the extent that a Committee has not otherwise been appointed, references to the "Committee" herein shall mean the Board.

3.3
Committee Meetings.  The Committee shall meet at such times and places as it determines.  A majority of its members shall constitute a quorum, and the decision of a majority of those present at any meeting at which a quorum is present shall constitute the decision of the Committee.  A memorandum signed by the number of its members requited to take action under the law of the state of organization of the Company, and its charter or other governance documents shall constitute the decision of the Committee without necessity, in such event, for holding an actual meeting.

3.4
Exclusive Power of Committee.  The Committee shall have the exclusive right to interpret, construe and administer the Plan, to select the persons who are eligible to receive an Award, and to act in all matters pertaining to the granting of an Award and the contents of the Agreement evidencing the Award, including without limitation, the determination of the number of Stock Options or shares of Stock subject to an Award and the form, terms, conditions and duration of each Award, and any amendment thereof consistent with the provisions of the Plan.  All acts, determinations and decisions of the Committee made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be conclusive, final and binding upon all Participants, Eligible Participants and their estates and beneficiaries.

3.5	Additional Rules. The Committee may adopt such rules, regulations and procedures of general application for the administration of this Plan, as it deems appropriate.

3.6
Maximum Number Shares of Stock.  Subject to adjustment as provided in Section 3.10, the aggregate number of shares of Stock which are available for issuance pursuant to Awards granted under the Plan shall not exceed the number of shares of Authorized Maximum Plan Stock.  Such shares of Stock shall be made available from authorized and unissued shares of Stock.  If, for any reason, any shares of Stock awarded or subject to purchase under the Plan are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or termination, expiration or cancellation of a Stock Option, such shares of Stock shall not be charged against the aggregate number of shares of Stock available for issuance pursuant to Awards granted under the Plan and shall again be available for issuance pursuant to Awards granted under the Plan.  If the exercise price and/or withholding obligation under a Stock Option is satisfied by tendering shares of Stock to the Company (either by actual delivery or attestation), only the number of shares of Stock issued net of the share of Stock so tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for issuance under the Plan.

3.7
Award Agreements.  Each Award granted under the Plan shall be evidenced by a written Award Agreement.  Each Award Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, as may be imposed by the Committee; provided the Committee may delegate decisions about terms and conditions of Award Agreements as the Committee determines in its sole discretion to the extent permitted under applicable laws, rules and regulations.

3.8	Certificates. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to:

(a)           the listing of such shares on any stock exchange or national quotation system on which the Stock may then be listed; and

(b)           the completion of any registration or qualification of such shares of Stock under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its discretion, determine to be necessary or advisable.

3.9
Stop Transfer and Legends. All certificates for shares of Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or national quotation system upon which the Stock is then listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.  In making such determination, the Committee may rely upon an opinion of counsel for the Company.

3.10
Adjustments.  If any reorganization, recapitalization, reclassification, stock split, stock dividend, or consolidation of shares of Stock, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company's corporate structure, or any distribution to shareholders other than a cash dividend results in the outstanding shares of Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares of Stock or other securities of the Company, or for shares of Stock or other securities of any other Company; or new, different or additional shares or other securities of the Company or of any other Company being received by the holders of outstanding shares of Stock, then the Committee shall make equitable adjustments in:

(a)           the number of shares of Authorized Maximum Plan Stock;

(b)           the number of shares and class of Stock that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

(c)           the purchase price to be paid per share of Stock under outstanding Stock Options; and

(d)           the terms, conditions or restrictions of any Award and Award Agreement, including the price payable for the acquisition of Stock; provided, however, that all adjustments made as the result of the foregoing in respect of each Incentive Stock Option shall be made so that such Stock Option shall continue to be an incentive stock option within the meaning of Code section 422, unless the Committee takes affirmative action to treat such Stock Option instead as a Nonqualified Stock Option.

3.11
Indemnification.  In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Company, or paid by them in satisfaction of a judgment or settlement in any such action, suit or proceeding, except as to matters as to which the Committee member has been negligent or engaged in misconduct in the performance of his duties; provided, that within 60 days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

3.12
Award Adjustments.  The Committee shall be authorized to make adjustments in performance based criteria or in the other terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry it into effect.  In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make such awards in the future in connection with the acquisition of another Company or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate to assume the outstanding awards, rights and obligations.

3.13
Forfeitures.  By accepting any Award, Participant covenants and agrees that, upon occurrence of any Forfeiture Activities, the Company shall be entitled (but shall have no obligation) in its sole discretion at any time after the Company becomes aware of the violation: (i) to cancel any Award, Stock or Stock Option the Company at any time grants to Participant whether or not vested, (ii) repurchase for the purchase price originally paid by Participant any and all Stock or other securities of the Company  Participant at any time acquires from the Company pursuant to this Plan, whether or not vested under the terms of an Award Agreement and (iii) recover from the Employee any profits derived by Employee during the Forfeiture Period preceding each Employee violation from any Award, Stock, Stock Option or other securities the Employee at any time acquires from the Company pursuant to this Plan.  The determination of the Committee in its sole discretion as to whether any Forfeiture Activity has occurred shall be final and binding on Participant and Participant's successors and assigns.

3.14
Market Standoff.  In connection with any Public Offering, a Participant shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any Stock acquired under the Plan without the prior written consent of the Company or its underwriters.  Such restriction (the "Market Stand-Off") shall be in effect for such period of time from and after the effective date of the final prospectus for the Public Offering as may be requested by the Company or such underwriters.  In no event, however, shall such period exceed the period for which securities owned by the Chief Executive Officer of the Company are subject to the same restrictions.  Any new, substituted or additional securities that are by reason of any recapitalization or reorganization distributed with respect to Stock acquired under the Plan shall be immediately subject to the Market Stand-Off, to the same extent the Stock acquired under the Plan is at such time covered by such provisions.  In order to enforce the Market Stand-Off, the Company may impose stop-transfer restrictions with respect to the Stock acquired under the Plan until the end of the applicable stand-off period.

ARTICLE IV - INCENTIVE STOCK OPTIONS

4.1
Code Compliance.  Each provision of this Article IV and of each Incentive Stock Option granted under the Plan shall be construed in accordance with the provisions of Code section 422, and any provision hereof that cannot be so construed shall be disregarded.

4.2	Number of Shares of Stock. All or any portion of the Authorized Maximum Plan Stock shall be available for issuance pursuant to Incentive Stock Options granted under the Plan.

4.3
Eligible Participants.  Incentive Stock Options shall be granted only to Eligible Participants who are in the active employment of the Employer, each of whom may be granted one or more such Incentive Stock Options for a reason related to his employment at such time or times determined by the Committee following the Effective Date through the date which is ten (10) years following the Effective Date, subject to the following conditions:

(a)           The Incentive Stock Option exercise price per share of Stock shall be set in the corresponding Agreement, but shall not be less than 100% of the Fair Market Value of the Stock on the Option Grant Date.  However, if the Eligible Participant owns more than 10% of the outstanding capital stock of the Company (as determined pursuant to Code sections 422(b)(6) and 424(d)) on the Option Grant Date, the Incentive Stock Option price per share shall not be less than 110% of the Fair Market Value of the Stock on the Option Grant Date.

(b)           The Incentive Stock Option may be exercised in whole or in part within ten (10) years from the Option Grant Date (five (5) years if the Eligible Participant owns more than 10% of the outstanding capital stock of the Company (as determined pursuant to Code Sections 422(b)(6) and 424(d) on the Option Grant Date), or such shorter period as may be specified by the Committee in the Agreement.

(c)           The Committee may adopt any other terms and conditions which it determines should be imposed for the Incentive Stock Option to qualify under Code section 422, as well as any other terms and conditions not inconsistent with this Article IV as determined by the Committee.

4.4	Other Award Terms. The Award Agreement for Incentive Stock Options may include any other terms and conditions not inconsistent with this Article IV or in Article VI, as determined by the Committee.

4.5
Annual Limits.  To the extent the aggregate Fair Market Value, determined as of the Option Grant Date, of the shares of Stock with respect to which incentive stock options (determined without regard to this subsection) are first exercisable during any calendar year (under this Plan or any other plan of the Company and its parent and subsidiary companies (within the meaning of Code sections 424(e) and (f)) by any Participant exceeds $100,000 (or such greater or lesser amounts as the Code from time to time provides), such Incentive Stock Options granted under the Plan shall be treated as Nonqualified Stock Options granted under Article V to the extent of such excess.

4.6	Failure to Qualify. Any Incentive Stock Option that fails to qualify as such under Code section 422 shall be treated as a Nonqualified Stock Option.

ARTICLE V - NONQUALIFIED STOCK OPTIONS

5.1
Nonqualified Stock Option.  Nonqualified Stock Options may be granted to Eligible Participants to purchase shares of Stock at such time or times determined by the Committee, subject to the terms and conditions set forth in this Article V.

5.2	Number of Shares of Stock. All or any portion of the Authorized Maximum Plan Stock shall be available for issuance pursuant to Nonqualified Stock Options granted under the Plan.

5.3
Exercise Price.  The Nonqualified Stock Option exercise price per share of Stock shall be established in the Agreement and may be more than, equal to or less than 100% of the Fair Market Value at the time of the grant, but may not be less than the par value of the Stock, except that if Section 409A applies to the Award, the Committee may not authorize an exercise price for less than Fair Market Value without approval of the Board.

5.4
Exercise and Terminate. A Nonqualified Stock Option may be exercised in full or in part from time to time within such period as may be specified by the Committee in the corresponding Award Agreement; provided, that, in any event, the Nonqualified Stock Option shall lapse and cease to be exercisable upon a Termination of Service (or Substantial Reduction of Service to the extent determined by the Committee or the Board) or within such period following a Termination of Service or Substantial Reduction of Service as shall have been specified in the Nonqualified Stock Option Agreement; provided, that such period following a Termination of Service or Substantial Reduction of Service shall in no event extend the original exercise period of the Nonqualified Stock Option.

5.5
Award Agreement Terms.  The Award Agreements for Nonqualified Stock Options may include any other terms and conditions not inconsistent with this Article V or in Article VI, as determined by the Committee.

ARTICLE VI - INCIDENTS OF STOCK OPTIONS

6.1
Terms and Conditions. Each Stock Option shall be granted subject to such terms and conditions, if any, not inconsistent with this Plan, as shall be determined by the Committee, including any provisions as to continued employment as consideration for the grant or exercise of such Stock Option and any provisions that may be advisable to comply with applicable laws, regulations or rulings of any governmental authority.

6.2
Transfers.  Except as provided below, a Stock Option shall not be transferable by the Participant other than by will or by the laws of descent and distribution or, to the extent otherwise allowed by applicable law, pursuant to a qualified domestic relations order as defined by the Code or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the lifetime of the Participant only by him or in the event of his death or Disability, by his guardian or legal representative.  However, a Nonqualified Stock Option may be transferred and exercised by the transferee to the extent permitted by the Committee and to the extent determined by the Committee to be consistent with securities and other applicable laws, rules and regulations and with Company policy.

6.3
Exercise and Payment.  Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised accompanied by full payment for the Shares.  Payment for shares of Stock purchased pursuant to exercise of an Option shall be made in cash or, unless the Award Agreement provides otherwise, by delivery to the Company of a number of shares of Stock having an aggregate Fair Market Value equal to the amount to be tendered (including a "cashless" or "net share" exercise involving shares not yet issued upon exercise of the Option using and valuation method and exchange process and terms and conditions approved by the Committee from time to time either as part of the Award Agreement or otherwise), or a combination thereof.  In addition, unless the Award Agreement provides otherwise, the Option may be exercised through a brokerage transaction following registration of the Company's equity securities under Section 12 of the Exchange Act as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board, unless prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, as amended, or any successor statute.  However, notwithstanding the foregoing, with respect to any Option recipient who is an Insider, a tender of shares or a cashless exercise must (1) have met the requirements of an exemption under Rule 16b-3 or successor rule or regulation promulgated under the Exchange Act, or (2) be a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 or successor rule or regulation promulgated under the Exchange Act.  Unless the Award Agreement provides otherwise, the foregoing exercise payment methods shall be subsequent transactions approved by the original grant of an Option.  Except as may be provided elsewhere in this Plan, payment shall be made at the time that the Option or any part thereof is exercised, and no Stock shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant.  The holder of an Option, as such, shall have none of the rights of a stockholder.  Notwithstanding the above and unless prohibited by the Sarbanes-Oxley Act of 2002, as amended, or any successor statute, or any rule or regulation of any securities exchange or quotation service on which securities of the Company are listed or quoted, in the sole discretion of the Committee, an Option may be exercised as to a portion or all (as determined by the Committee) of the number of shares of Stock specified in the Award Agreement by delivery to the Company of a promissory note, such promissory note to be executed by the Participant and that shall include, with such other terms and conditions as the Committee shall determine, provisions in a form approved by the Committee under which:  (i) the balance of the aggregate purchase price shall be payable in equal installments over such period and shall bear interest at such rate (that shall not be less than the prime bank loan rate as determined by the Committee, that shall be established at the time of exercise, and that must be a market rate based on the rate environment at the date of exercise, taking into account the provisions of Code §7872) as the Committee shall approve, and (ii) the Participant shall be personally liable for payment of the unpaid principal balance and all accrued but unpaid interest.  Other methods of payment may also be used if approved by the Committee in its sole and absolute discretion and provided for under the Award Agreement.

6.4
Restricted Stock Pursuant to Options.  Unless otherwise provided for in the Award Agreement, Stock issued upon exercise of an Option shall be unrestricted Stock.  If an Award Agreement so provides, the Committee may require that all or part of the shares of Stock to be issued upon the exercise of a Stock Option shall take the form of Restricted Stock, which shall be valued on the date of exercise, as determined by the Committee, on the basis of Fair Market Value of such Restricted Stock determined without regard to the forfeiture restrictions involved.

6.5
Dividends.  No dividends shall be paid on shares of Stock subject to unexercised Stock Options.  The Committee may provide, however, that a Participant to whom a Stock Option has been granted which is exercisable in whole or in part at a future time for shares of Stock shall be entitled to receive an amount per share equal in value to the dividends, if any, paid per share on issued and outstanding Stock, as of the dividend record dates occurring during the period between the date of the grant and the time each such share of Stock is delivered pursuant to exercise of such Stock Option.  Such amounts (herein called "dividend equivalents") may, in the discretion of the Committee, be:

(a)           paid in cash or Stock either from time to time prior to, or at the time of the delivery of, such Stock, or upon expiration of the Stock Option if it shall not have been fully exercised; or

(b)           converted into contingently credited shares of Stock, with respect to which dividend equivalents may accrue, in such manner, at such value, and deliverable at such time or times, as may be determined by the Committee.

Such Stock, whether delivered or contingently credited, shall be charged against the limitations set forth in the definition of Authorized Maximum Plan Stock.

6.6	Interest. The Committee, in its sole discretion, may authorize payment of interest equivalents on dividend equivalents which are payable in cash at a future time.

6.7
Surrender of Options.  The Committee may permit the voluntary surrender of all or a portion of any Stock Option granted under the Plan to be conditioned upon the granting to the Participant of a new Stock Option for the same or a different number of shares of Stock as the Stock Option surrendered, or may require such surrender as a condition precedent to a grant of a new Stock Option to such Participant.  Subject to the provisions of the Plan, such new Stock Option shall be exercisable at such price, during such period and on such other terms and conditions as are specified by the Committee at the time the new Stock Option is granted.  Upon surrender, the Stock Options surrendered shall be canceled and the shares of Stock previously subject to them shall be available for the grant of other Stock Options.

6.8
Surrender of Stock.  The Committee may provide in any Award Agreement entered into pursuant to the Plan, or by separate agreement, that if a Participant makes payment upon the exercise of any Stock Option granted under this Plan in whole or in part through the surrender of shares of Stock, such Participant shall automatically receive a new Stock Option for the number of shares of Stock so surrendered by him at a price equal to the Fair Market Value of the shares of Stock at the time of surrender, exercisable on the same basis and having the same terms as the underlying Stock Option or on such other basis as the Committee shall determine and provide in the Stock Option Agreement.

6.9
Repricing Options.  With respect to any one or more Options granted pursuant to, and under, this Plan, the Committee may determine that the repricing of all or any portion of such existing outstanding Options is appropriate without the need for any additional approval of the stockholders of the Company.  For this purpose, "repricing" of Options shall include, but not be limited to, any of the following actions (or any similar action): (1) lowering the Exercise Price of an existing Option; (2) any action which would be treated as a "repricing" under generally accepted accounting principles; or (3) canceling of an existing Option at a time when its exercise price exceeds the Fair Market Value of the underlying stock subject to such Option, in exchange for another Option, a Restricted Stock Award, or other equity in the Company.

6.10
Scope of Restrictions.  Stock awarded pursuant to Restricted Stock Awards shall be subject to such restrictions as determined by the Committee for periods determined by the Committee.  The Committee may impose such restrictions on any Stock acquired pursuant to a Restricted Stock Award as it may deem advisable, including, without limitation, vesting or performance-based restrictions, voting restrictions, investment intent restrictions, restrictions on transfer, rights of the Company to re-purchase Stock acquired pursuant to the Restricted Stock Award, whether before or after vesting for a (provided that if the purchase it to be made after vesting, and no Forfeiture Activities have occurred, the purchase price must be based on Fair Market Value on the repurchase date or a date within a year prior to the repurchase date), "first refusal" rights of the Company and its designees to purchase Stock acquired pursuant to the Restricted Stock Award prior to their sale, "tag along" rights giving third parties the right to sell securities to any purchaser of Stock acquired pursuant the Restricted Stock Award , "drag along" rights requiring the sale of Stock to a third party purchaser in certain circumstances, "lock up" type restrictions in connection with public offerings of the Company's stock, restrictions or limitations or other provisions that would be applied to stockholders under any applicable agreement among the stockholders, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Stock is then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Stock.

ARTICLE VII - RESTRICTED STOCK

7.1
Award Criteria.  Restricted Stock Awards may be made to Participants as incentives for the performance of future services that will contribute materially to the successful operation of the Employer.  Awards of Restricted Stock may be made either alone or in addition to or in tandem with other Awards granted under the Plan.

7.2	Restrictions. With respect to Awards of Restricted Stock, the Committee shall:

(a)           determine the purchase price, if any, to be paid for such Restricted Stock, which may be more than, equal to or less than par value and may be zero, subject to such minimum consideration as may be required by applicable law;

(b)           determine the length of the Restriction Period;

(c)           determine any restrictions applicable to the Restricted Stock, including, without limitation, forfeiture or rights by the Company to repurchase, the Restricted Stock and conditions to restrictions lapsing, such as service or performance;

(d)           determine if the restrictions shall lapse as to all shares of Restricted Stock at the end of the Restriction Period or as to a portion of the shares of Restricted Stock in installments during the Restriction Period; and

(e)           determine if dividends and other distributions on the Restricted Stock are to be paid currently to the Participant or paid to the Company for the account of the Participant.

7.3
Acceptance.  Awards of Restricted Stock must be accepted within a period of 60 days, or such other period as the Committee may specify, by executing an Award Agreement and paying whatever price, if any, is required.  The prospective recipient of a Restricted Stock Award shall not have any rights with respect to such Award, unless such recipient has executed an Award Agreement, has delivered a fully executed copy thereof to the Committee, and has otherwise complied with the applicable terms and conditions of such Award.

7.4
Forfeiture.  Except when the Committee determines otherwise, or as otherwise provided in the Award Agreement, if a Termination of Service (or a Substantial Reduction of Service to the extent determined by the Committee or the Board) of Participant with the Employer occurs for any reason before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and shall be reacquired by the Company.

7.5
Restriction on Transfers.  Except as otherwise provided in this Article VII, or as otherwise provided in the Restricted Stock Agreement, no shares of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

7.6
Waiver of Restrictions.  To the extent not otherwise provided in an Award Agreement, in cases of death, Disability or Retirement or in cases of special circumstances, the Committee may in its discretion elect to waive any or all remaining restrictions with respect to such Participant's Restricted Stock.  In the event of hardship or other special circumstances of a Participant whose employment with the Employer is involuntarily terminated, the Committee may in its discretion elect to waive in whole or in part any or all remaining restrictions with respect to any or all of the Participant's Restricted Stock, based on such factors and criteria as the Committee may deem appropriate.

7.7
Stock Certificates.  Upon an Award of Restricted Stock to a Participant, one or more stock certificates representing the shares of Restricted Stock shall be registered in the Participant's name.  Such certificates may either:

(a)           be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse, and the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock; and/or

(b)           be issued to the Participant and registered in the name of the Participant, and shall bear an appropriate restrictive legend and shall be subject to appropriate stop-transfer orders.

7.8
Stockholder Rights.  Except as provided in this Article VII or in the applicable Restricted Stock Agreement, a Participant receiving a Restricted Stock Award shall have, with respect to such Restricted Stock Award, all of the rights of a stockholder of the Company, including the right to vote the shares to the extent, if any, such shares possess voting rights and the right to receive any dividends; provided, however, the Committee may require that any dividends on such shares of Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award, or may require that dividends and other distributions on Restricted Stock shall be paid to the Company for the account of the Participant.  The Committee shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts.

7.9
Removal of Restrictions.  If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law.

7.10
Acceleration.  The Committee shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restrictions or the applicable period of such restrictions with respect to any part or all of the Restricted Stock awarded to a Participant.

7.11
Scope of Restrictions.  Stock awarded pursuant to Restricted Stock Awards shall be subject to such restrictions as determined by the Committee for periods determined by the Committee.  The Committee may impose such restrictions on any Stock acquired pursuant to a Restricted Stock Award as it may deem advisable, including, without limitation, vesting or performance-based restrictions, voting restrictions, investment intent restrictions, restrictions on transfer, rights of the Company to re-purchase Stock acquired pursuant to the Restricted Stock Award, whether before or after vesting for a (provided that if the purchase it to be made after vesting, and no Forfeiture Activity has occurred, the purchase price must be based on Fair Market Value on the repurchase date or a date within a year prior to the repurchase date), "first refusal" rights of the Company and its designees to purchase Stock acquired pursuant to the Restricted Stock Award prior to their sale, "tag along" rights giving third parties the right to sell securities to any purchaser of Stock acquired pursuant the Restricted Stock Award , "drag along" rights requiring the sale of Stock to a third party purchaser in certain circumstances, "lock up" type restrictions in connection with public offerings of the Company's stock, restrictions or limitations or other provisions that would be applied to stockholders under any applicable agreement among the stockholders, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Stock is then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Stock.

ARTICLE VIII - STOCK AWARDS

8.1
Consideration.  Stock Award shall be granted only in payment of compensation that has been earned or as compensation to be earned, including without limitation, compensation awarded concurrently with or prior to the grant of the Stock Award.

8.2
Valuation.  For the purposes of this Plan, in determining the value of a Stock Award, all shares of Stock subject to such Stock Award shall be valued at not less than 100% of the Fair Market Value of such shares of Stock on the date such Stock Award is granted, regardless of whether or when such shares of Stock are issued or transferred to the Participant and whether or not such shares of Stock are subject to restrictions which affect their value.

8.3
Payment.  Shares of Stock subject to a Stock Award may be issued or transferred to the Participant at the time the Unrestricted Stock Award is granted, or at any time subsequent thereto, or in installments from time to time, as the Committee shall determine.  If any such issuance or transfer shall not be made to the Participant at the time the Stock Award is granted, the Committee may provide for payment to such Participant, either in cash or shares of Stock, from time to time or at the time or times such shares of Stock shall be issued or transferred to such Participant, of amounts not exceeding the dividends which would have been payable to such Participant in respect of such shares of Stock, as adjusted under Section 3.10, if such shares of Stock had been issued or transferred to such Participant at the time such Stock Award was granted.

8.4
Stockholder Rights.  Upon the issuance or transfer of shares pursuant to a Stock Award, the Participant, with respect to such shares of Stock, shall be and become a stockholder of the Company fully entitled to receive dividends, to vote to the extent, if any, such shares possess voting rights and to exercise all other rights of a shareholder except to the extent otherwise provided in the Stock Award.  Each Stock Award shall be evidenced by a written Agreement in such form as the Committee shall determine.

8.5
Permitted Restrictions.  Stock awarded pursuant to Stock Awards shall be subject to such restrictions as determined by the Committee for periods determined by the Committee.  The Committee may impose such restrictions on any Stock acquired pursuant to a Stock Award as it may deem advisable, including, without limitation, voting restrictions, investment intent restrictions, restrictions on transfer, rights of the Company to re-purchase Stock acquired pursuant to the Stock Award based on Fair Market Value on the repurchase date or a date within a year prior to the repurchase date (subject to forfeiture provisions if Forfeiture Activities occur), "first refusal" rights of the Company and its designees to purchase Stock acquired pursuant to the Stock Award prior to their sale, "tag along" rights giving third parties the right to sell securities to any purchaser of Stock acquired pursuant the Stock Award , "drag along" rights requiring the sale of Stock to a third party purchaser in certain circumstances, "lock up" type restrictions in connection with public offerings of the Company's stock, restrictions or limitations or other provisions that would be applied to stockholders under any applicable agreement among the stockholders, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Stock is then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Stock.

8.6
Transferability.  Unless the applicable Award Agreement provides otherwise, Stock acquired pursuant to a Stock Award may not be transferred at any time until the lapse of all rights to purchase the Stock and all transfer restrictions.

ARTICLE IX - AMENDMENT AND TERMINATION

9.1
This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate(including, but not limited, to amendments which the Board deems appropriate to enhance the Company's ability to claim deductions related to Stock Option exercises or to comply with applicable financial reporting guidelines); provided, however, no such amendment shall be made absent the approval of the stockholders of the Company (a) to increase the number of shares of Authorized Maximum Plan Stock, except as specifically provided in this Plan, (b) to extend the maximum life of the Plan or the maximum exercise period for any Award under this Plan, (c) to decrease the minimum any exercise price for any Award under this Plan, (d) to change the definition of Eligible Recipients eligible for Awards  under Section or (e) to change any provision regarding amendment of the Plan.  Stockholder approval of other material amendments (such as an expansion of the types of awards available under the Plan, an extension of the term of the Plan, a change to the method of determining the exercise price of Options issued under the Plan, or a change to the provisions of the Plan) may also be required pursuant to rules promulgated by an established stock exchange or a national market system, if the Company is, or becomes listed or traded on any such established stock exchange or national market system, or for the Plan to continue to be able to issue Stock Incentives which meet the Performance-Based Exception.  The Board also may suspend the granting of Stock Incentives under this Plan at any time and may terminate this Plan at any time.  The Company shall have the right to modify, amend or cancel any Award or Award Agreement after it has been granted if (a) the modification, amendment or cancellation does not diminish the rights or benefits of the Award recipient under the Award (provided, however, that a modification, amendment or cancellation that results solely in a change in the tax consequences with respect to an Award shall not be deemed as a diminishment of rights or benefits of such Award), or (b) the Participant consents in writing to such modification, amendment or cancellation, or (c) there is a dissolution or liquidation of the Company, or (d) this Plan and/or the Award Agreement expressly provides for such modification, amendment or cancellation, or (e) the amendment is either required to avoid liability or other penalty under applicable laws, rules or regulations or the Company would be deprived of an opportunity or benefit under applicable laws, rules or regulations, or (f) the Company would otherwise have the right to make such modification, amendment or cancellation by applicable law.  (See also Section 3.1 for a special provision providing for automatic termination of this Plan in certain circumstances.)

9.2
Participant Consent.  No amendment to or discontinuance of this Plan or any provision thereof by the Board or the shareholders of the Company shall, without the written consent of the Participant, adversely affect, as shall be determined by the Committee, any Award previously granted to such Participant under this Plan; provided, however, the Committee retains the right and power to treat any outstanding Incentive Stock Option as a Nonqualified Stock Option as provided herein.

9.3
Parachute Payments.  Notwithstanding anything herein to the contrary, if the right to receive or benefit from any Award, either alone or together with payments that a Participant has the right to receive from the Employer, would constitute a "parachute payment" under Code section 280G, all such payments may be reduced, in the discretion of the Committee, to the largest amount that will avoid an excise tax to the Participant under Code section 280G.

9.4
Liability Amendments.  Notwithstanding anything to the contrary herein, each Participant by accepting an Award under this Plan hereby agrees (i) the Company shall have no liability to Participant on account of any liability, tax penalty or other charge Participant incur as a result of the Code, including Section 409A of the Code, and (ii) the Company may in its sole discretion amend any Award or Award Agreement to avoid any tax, penalty or liability under the Code (including Section 409A of the Code), but the Company shall have no obligation to do so.

ARTICLE X - CHANGE OF CONTROL AND CORPORATE REORGANIZATION OF COMPANY

10.1
General Rule for Options.  Except as otherwise provided in any Award Agreement, if a Change of Control or Corporate Reorganization occurs, and if the agreements effectuating the Change of Control or Corporate Reorganization do not provide for the assumption or substitution of all Options granted under this Plan, with respect to any Option granted under this Plan that is not so assumed or substituted (a "Non-Assumed Option"), the Committee, in its sole and absolute discretion, may, with respect to any or all of such Non-Assumed Options, take any or all of the following actions to be effective as of the date of the Change of Control (or as of any other date fixed by the Committee occurring within the thirty (30) day period ending on the date of the Change of Control or Corporate Reorganization, but only if such action remains contingent upon the effectuation of the Change of Control or Corporate Reorganization) (such date referred to as the "Action Effective Date"):

(a)           Accelerate the vesting and/or exercisability of any such Non-Assumed Option; and/or

(b)           Unilaterally cancel any such Non-Assumed Option which has not vested and/or which has not become exercisable as of the Action Effective Date; and/or

(c)           Unilaterally cancel any such Non-Assumed Option in exchange for:

1.   whole and/or fractional shares (or for whole shares and cash in lieu of any fractional share) that, in the aggregate, are equal in value to the excess of the Fair Market Value of the shares that could be purchased subject to such Non-Assumed Option determined as of the Action Effective Date (taking into account vesting and/or exercisability) over the aggregate exercise price for such shares; or

2.   cash or other property equal in value to the excess of the Fair Market Value of the shares that could be purchased subject to such Non-Assumed Option determined as of the Action Effective Date (taking into account vesting and/or exercisability) over the aggregate Exercise Price for such shares; and/or

(d)           Unilaterally cancel any such Non-Assumed Option after providing the holder of such Option with (1) an opportunity to exercise such Non-Assumed Option to the extent vested and/or exercisable (taking into account vesting and/or exercisability as of the date of the Change of Control or Corporate Reorganization) within a specified period prior to the date of the Change of Control or Corporate Reorganization, and (2) notice of such opportunity to exercise prior to the commencement of such specified period; and/or

(e)           Unilaterally cancel any such Non-Assumed Option and notify the holder of such Option of such action, but only if the Fair Market Value of the shares that could be purchased subject to such Non-Assumed Option determined as of the Action Effective Date (taking into account vesting and/or exercisability) does not exceed the aggregate exercise price for such shares.

Notwithstanding any provision of this Plan or any Award Agreement to the contrary, unless prohibited by the Sarbanes-Oxley Act of 2002, as amended, or any successor statute, the Committee may, in its sole and absolute discretion, allow the holder of any such Non-Assumed Option to exercise such Non-Assumed Option with a promissory note which shall become due and payable as of, or shortly after, the date of the Change of Control or Corporate Reorganization on such terms and conditions as the Committee may determine, consistent with the requirements of Code §7872.  However, notwithstanding the foregoing, to the extent that the recipient of a Non-Assumed Option is an Insider, payment of cash in lieu of whole or fractional shares of the Company or shares of a successor may only be made to the extent that such payment (1) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act.  Unless an Award Agreement provides otherwise, the payment of cash in lieu of whole or fractional shares or in lieu of whole or fractional shares of a successor shall be considered a subsequent transaction approved by the original grant of an Option.

10.2
General Rule for Restricted Stock. Except as otherwise provided in an Award Agreement governing Restricted Stock, if a Change of Control or a Corporate Reorganization occurs, and if the agreements effectuating the Change of Control Corporate Reorganization do not provide for the assumption or substitution of all Restricted Stock  granted under this Plan, with respect to any Restricted Stock granted under this Plan that is not so assumed or substituted (a "Non-Assumed Restricted Stock"), the Committee, in its sole and absolute discretion, may, with respect to any or all of such Non-Assumed Restricted Stock, take either or both of the following actions to be effective as of the date of the Change of Control or Corporate Reorganization(or as of any other date fixed by the Committee occurring within the thirty (30) day period ending on the date of the Change of Control or Corporate Reorganization, but only if such action remains contingent upon the effectuation of the Change of Control or Corporate Reorganization) (such date referred to as the "Action Effective Date"):

(a)           Nothing in the Plan or any Award granted under the Plan shall confer upon any Participant any right to continue in the employ of the Employer, or to serve Accelerate the vesting of such Non-Assumed Restricted Stock; and/or

(b)           Unilaterally cancel any such Non-Assumed Restricted Stock which has not vested as of the Action Effective Date; and/or

(c)           Unilaterally cancel such Non-Assumed Restricted Stock in exchange for:

1. whole and/or fractional shares (or for whole shares and cash in lieu of any fractional Share) that are equal to the number of Shares subject to such Non-Assumed Restricted Stock determined as of the Action Effective Date (taking into account vesting); or

2. cash or other property equal in value to the Fair Market Value of the Shares subject to such Non-Assumed Restricted Stock determined as of the Action Effective Date (taking into account vesting); and/or

(d)           Unilaterally cancel such Non-Assumed Restricted Stock and notify the holder of such Non-Assumed Restricted Stock of such action, but only if the Fair Market Value of the Shares that were subject to such Non-Assumed Restricted Stock determined as of the Action Effective Date (taking into account vesting) is zero.

However, notwithstanding the foregoing, to the extent that the recipient of Non-Assumed Restricted Stock is an Insider, payment of cash in lieu of whole or fractional Shares or shares of a successor may only be made to the extent that such payment (1) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act.  Unless an Award Agreement with respect to Restricted Stock provides otherwise, the payment of cash in lieu of whole or fractional shares of the Company or in lieu of whole or fractional shares of a successor shall be considered a subsequent transaction approved by the original grant of Restricted Stock.

10.3
General Rule for Award Agreements. If a Change of Control or Corporate Reorganization occurs, then, except to the extent otherwise provided in the Award Agreement pertaining to a particular Award or as otherwise provided in this Plan, each Award shall be governed by applicable law and the documents effectuating the Change of Control or Corporate Reorganization.

ARTICLE XI - MISCELLANEOUS PROVISIONS

11.1
Limitations Participant's Rights.  Nothing in the Plan or any Award granted under the Plan shall confer upon any Participant any right to continue in the employ of the Employer, or to serve as a director or consultant thereof, or interfere in any way with the right of the Employer to terminate his or her employment or relationship at any time.  Unless otherwise agreed to by the Board, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Employer for the benefit of its employees unless the Employer shall determine otherwise.  No Participant shall have any claim to an Award until it is actually granted under the Plan.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.  All payments to be made under the Plan shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as provided in Article VII with respect to Restricted Stock and except as otherwise provided by the Committee.

11.2
Authorize Tax Withholding and Related Tax Matters.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the fulfillment of any Award, an amount sufficient to satisfy Federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan and/or any action taken by a Participant with respect to an Award.  Whenever shares of stock are to be issued to a Participant upon exercise of an Option or other Award, or grant of or substantial vesting of a Restricted Stock Award or Other Stock Award, the Company shall have the right to require the Participant to remit to the Company, as a condition of exercise of the Option or Award, or as a condition to the grant or substantial vesting of the Restricted Stock Award, an amount in cash (or, in shares of Stock, if the Committee determines to permit satisfaction of such obligation in shares of Stock in the Committee's sole discretion) sufficient to satisfy federal, state and local withholding tax requirements at the time of such exercise, satisfaction of conditions, or grant or substantial vesting.  However, notwithstanding the foregoing, to the extent that a Participant is an Insider, satisfaction of withholding requirements by having the Company withhold shares of Stock may only be made to the extent that such withholding of shares of Stock (1) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act.  Unless the Award Agreement provides otherwise, the withholding of shares of Stock to satisfy federal, state and local withholding tax requirements shall be a subsequent transaction approved by the original grant of an Award.  Notwithstanding the foregoing, in no event shall payment of withholding taxes be made by a retention of shares of Stock by the Company, unless the Company retains only shares  of Stock with a Fair Market Value equal to the minimum amount of taxes required to be withheld.  If a Participant sells or otherwise disposes of any of the shares of Stock acquired pursuant to an Option that is an Incentive Stock Option on or before the later of (1) the date two (2) years after the date of grant of such Option, or (2) the date one (1) year after the exercise of such Option, then the Participant shall immediately notify the Company in writing of such sale or disposition and shall cooperate with the Company in providing sufficient information to the Company for the Company to properly report such sale or disposition to the Internal Revenue Service.  If the Participant is at that time an Employee of the Company, a Parent or Subsidiary, the Participant hereby authorizes the Company to withhold taxes from salary or other compensation as provided above.  The Participant acknowledges and agrees that Participant may be subject to federal, state and/or local tax withholding by the Company on the compensation income recognized by Participant from any such early disposition, and agrees that Participant shall include the compensation from such early disposition in his gross income for federal tax purposes.  Participant also acknowledges that the Company may condition the exercise of any Option that is an Incentive Stock Option on the Participant's express written agreement with these provisions of this Plan.

11.3
Applicable Law.  Any dispute regarding the interpretation of this Plan or any Award granted under this Plan shall be submitted to the Board or the Committee, which shall review such dispute in accordance with the Plan.  The resolution of such a dispute by the Board or Committee shall be final and binding on the Company and Participant.  The laws of the state in which the Company is organized at the time of the dispute shall govern this Plan and all Awards granted under this Plan.  If the conflict of law rules of the state or organization would apply another state's laws, the parties agree that the laws of the state of organization shall still govern.  This Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required.  Participant shall have no rights under this Plan or any Award Agreement if such rights would cause Company to violate any such law, rule or regulation.

11.4
Dispute Resolution.  By accepting any Award, Participant  hereby irrevocably and unconditionally submits to the jurisdiction of the federal and state courts located within the geographic boundaries of  the United States District Court for the Eastern District of North Carolina for the purpose of any suit, action or other proceeding arising out of or based upon this Plan or any Award or Award Agreement under this Plan, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Plan or any Award or Award Agreement under this Plan except in the federal and state courts located within the geographic boundaries of the United States District Court for the Eastern District of North Carolina, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Plan or any Award or Award Agreement or the subject matter hereof may not be enforced in or by such court.

11.5	Successors. The terms of the Plan shall be binding upon Participant and their successors and assigns.

11.6
Unfunded Plan.  The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Stock or payments in lieu of or with respect to Awards under the Plan; provided, however, that, unless the Committee otherwise determines with the consent of the affected Participant, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

11.7
83(b) Election.  Each Participant being granted a Restricted Stock Award or exercising any other Award under the Plan agrees to give the Committee prompt written notice of any election made by such Participant under Code section 83(b), or any similar provision thereof.

11.8
Invalidity.  If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.

11.9
State Securities Law.  The Committee may incorporate additional or alternative provisions for this Plan with respect to residents of one or more individual states to the extent necessary or desirable under state securities laws.  Such provisions shall be set out in one or more appendices hereto which may be amended or deleted by the Committee from time to time.

11.10
Agreement to Comply With Company Policies.  By accepting any Award, Participant hereby agrees to comply with any plan, policy or other document of the Company approved from time to time by the Board of Directors of the Company to ensure compliance with securities laws, rules and regulations both during the term of employment of Participant and for one (1) year thereafter.  The Company may impose stop transfer restrictions to enforce this provision.

11.11
Securities Compliance.  Each Award Agreement may provide that, upon the receipt of shares Stock as a result of the exercise of an Award or otherwise, the Participant shall, if so requested by the Company, hold such Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.  Each Award Agreement may also provide that, if so requested by the Company, the Participant shall make a written representation to the Company that he or she will not sell or offer to sell any of such Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended ("1933 Act"), and any applicable state securities law or, unless he or she shall have furnished to the Company an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required.  Certificates representing the Stock issued pursuant to an Award granted under this Plan may at the discretion of the Company bear a legend to the effect that such shares of Stock have not been registered under the Securities Act or any applicable state securities law and that such Shares may not be sold or offered for sale in the absence of an effective registration statement as to such Shares under the Securities Act and any applicable state securities law or an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required.

11.12	Expiration. No Award shall be granted under this Plan on or after the earlier of:

(a)           the tenth (10th) anniversary of the Effective Date of this Plan (or the tenth (10th) anniversary of the Amendment Date of any subsequent amendment to this Plan if such amendment would require the approval of the stockholders pursuant to Treas. Reg. §1.422-2(b)(2) and such approval was obtained), or

(b)           the date on which all of the full number of shares of Authorized Maximum Plan Stock have (as a result of the exercise of Options granted under this Plan, lapse of all restrictions under Restricted Stock Awards granted under this Plan, or vesting and payment of all Restricted Stock Units granted under this Plan) been issued or no longer are available for use under this Plan.

After such date, this Plan shall continue in effect with respect to any then-outstanding Awards until (1) all then-outstanding Options and other rights have been exercised in full or are no longer exercisable, and (2) all Restricted Stock Awards have vested or been forfeited.

11.13
Adjustments.  Notwithstanding anything in this Plan to the contrary, the full number of shares of Authorized Maximum Plan Stock, the limit on the number of Shares that may be granted during a calendar year to any individual under this Plan, the number and type of Shares subject to Stock Incentives granted under this Plan, and the exercise price of any Options, may be adjusted by the Committee in its sole discretion in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, such changes as stock dividends or stock splits; provided, however, that the Committee shall be required to make such adjustments if such change in the capitalization of the Company constitutes an "equity restructuring" as defined in FAS 123R.  Furthermore, the Committee shall have the right to, and may in its sole discretion, adjust (in a manner that satisfies the requirements of Code §424(a)) , the full number of shares of Authorized Maximum Plan Stock, the limit on the number of Shares that may be granted during a calendar year to any individual under this Plan and the exercise price of any Options and the SAR exercise price of any Option in the event of any corporate transaction described in Code §424(a) that provides for the substitution or assumption of such Awards; provided, however, that Committee shall be required to make such adjustments if such corporate transaction constitutes an "equity restructuring" as defined in FAS 123R.  If any adjustment under this Section creates a fractional Share or a right to acquire a fractional Share, such fractional Share shall be disregarded, and the number of Shares reserved under this Plan and the number subject to any Stock Incentives granted under this Plan shall be the next lower number of Shares, rounding all fractions downward.  An adjustment made under this Section by the Board shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in the number of shares of Authorized Maximum Plan Stock.

11.14
Performance Based Exception.  The following performance measure(s) must be used by a Committee composed of solely two (2) or more Outside Directors to determine the degree of payout and/or vesting with respect to an Award granted pursuant to this Plan in order for such Stock Incentive to qualify for the Performance-Based Exception:

(a)	Earnings per share;

(b)	Net income (before or after taxes);

(c)	Return measures (including, but not limited to, return on assets, equity or sales);

(d)	Cash flow return on investments which equals net cash flows divided by owners equity;

(e)	Earnings before or after taxes, depreciation and/or amortization;

(f)	Gross revenues;

(g)	Operating income (before or after taxes);

(h)	Total stockholder returns;

(i)	Corporate performance indicators (indices based on the level of certain services provided to customers);

(j)	Achievement of sales targets;

(k)	Completion of acquisitions;

(l)	Cash generation, profit and/or revenue targets;

(m)	Growth measures, including revenue growth, as compared with a peer group or other benchmark;

(n)	Share price (including, but not limited to, growth measures and total stockholder return); and/or

(o)	Pre-tax profits.

The Board may propose for stockholder vote and stockholder approval a change in these general performance measures set forth in this Section at any time.

11.15
Discretion in Formulation of Performance Goals.  Unless an applicable Award Agreement expressly provides otherwise, the Board shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards that are to qualify for the Performance-Based Exception may not be adjusted upward (although the Committee shall retain the discretion to adjust such Awards downward).

11.16
Performance Periods.  The Board shall have the discretion to determine the period during which any performance goal must be attained with respect to an Award.  Such period may be of any length, and must be established prior to the start of such period or within the first ninety (90) days of such period (provided that the performance criteria is not in any event set after 25% or more of such period has elapsed).

11.17
Modifications to Performance Goal Business Criteria.  In the event that the applicable tax and/or securities laws change to permit Board discretion to alter the governing performance measures noted above without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval.  In addition, in the event that the Board determines that it is advisable to grant Awards that shall not qualify for the Performance-Based Exception, the Board may make such grants without satisfying the requirements of Code §162(m) and without regard to the provisions of this Section; otherwise, a Committee composed exclusively of two (2) of more Outside Directors must make such grants.

IN WITNESS WHEREOF, this document is executed effective as of the date specified above.

NEXT FUEL, INC.

By:	/s/
Rober H. Craig
Chief Executive Officer

ATTEST:
____________________________________
__________________, Secretary

[CORPORATE SEAL]